EXHIBIT 19
General Policies & Procedures
LW 5.0 Disclosure of Material Information/Insider Trading

1.Introduction & Statement of Policy
This Insider Trading Policy describes the standards of Clean Harbors, Inc. and its subsidiaries (collectively, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: Part I applies to all of the Company’s directors, officers and employees and their respective immediate family members, and Part II imposes certain additional trading restrictions on members of the Company’s Board of Directors and Executive Staff (collectively, “Company Insiders”) and certain other employees that the Company’s Chief Financial Officer (“CFO”) or General Counsel may designate from time to time because of their position, responsibilities or their actual or potential access to material information. As used in this Policy, “Covered Persons” means, collectively, the Company Insiders and any such other designated employees.
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 2 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.
This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company. For this purpose, “trading” means any purchase, sale, simultaneous exercise of a stock option and sale of option shares (other than a sale consisting solely of forfeiture of shares to the Company in order to satisfy tax withholding requirements), loan (including subjecting any Company securities to a margin requirement), gift or similar transaction.
A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be subject to fines and other criminal penalties. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information even if the tipper did not profit from the transaction.
Employees who violate this Policy may also be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Company’s General Counsel and must be provided before any activity contrary to the above requirements takes place.
2.Administration.
The Company has appointed the Company’s General Counsel as the compliance officer for this Policy. Michael McDonald is the Company’s current General Counsel and his current email address is mcdonaldm@cleanharbors.com. If a change with respect to the General Counsel occurs while this Policy is in effect, the General Counsel will notify the then Covered Persons in writing. The role of the General Counsel under this Policy include, but are not limited to, the following:
(i)assisting with implementation and enforcement of this Policy;
(ii)circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
(iv)reviewing, and if deemed appropriate approving, any Rule 10b5-1 Plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.
3.Exceptions.
The trading restrictions in this Policy do not apply to the following:
(a)Vesting of Shares under Restricted Stock Awards. The vesting of shares under a restricted stock award and the withholding of shares to cover tax due are not restricted by this Policy. Newly vested shares, however, are subject to the restrictions under this Policy.
(b)ESPP. Purchasing Company shares through periodic automatic payroll contributions pursuant to a Company Employee Stock Purchase Plan ("ESPP"), if the Company then has an ESPP in effect. However, electing to enroll in an ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to the trading restrictions under this Policy.
4.Inquiries.
If you have any questions regarding any of the provisions of this Policy, please contact the General Counsel.
PART I
1. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information.
(a)No director, officer or employee of the Company or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the

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Company. The terms “material” and “nonpublic” are defined in Part I, Section 2(a) and (b) below.
(b)No director, officer or employee of the Company or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c)No director, officer or employee of the Company or any of their immediate family members may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee of the Company or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the General Counsel.
2. Definitions.
(a)Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i)significant changes in the Company’s financial results or prospects;
(ii)significant write-downs in assets or increases in reserves;
(iii)developments regarding significant litigation or government agency investigations;
(iv)liquidity problems;
(v)changes in earnings estimates or unusual gains or losses in major operations;
(vi)major changes in the Company’s management or the board of directors;
(vii)changes in dividends;
(viii)extraordinary borrowings;
(ix)major changes in accounting methods or policies;

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(x)award or loss of a significant contract;
(xi)cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)changes in debt ratings;
(xiii)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)offerings of Company securities.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
(b)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the General Counsel or assume that the information is nonpublic and treat it as confidential.

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PART II
1. Blackout Periods.
All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.
(a)Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the day which is the last day of each fiscal quarter and ending at the close of the market on the first trading day following the date the Company’s quarterly or annual financial results are publicly disclosed through a press release. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigations, assessment of cybersecurity incidents or new product developments, or adoption or modification of Company stock buyback programs) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company’s CFO or General Counsel may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c)Exception. The trading restrictions relating to blackout periods described above do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 which has been approved by the Company (an “Approved 10b5-1 Plan”). If you are considering entering into, modifying or terminating a 10b5-1 Plan or have any questions regarding 10b5-1 Plans, you must contact in advance the General Counsel. You should also consult your own legal and tax advisors before entering into, or modifying or terminating, a 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and written approval of the General Counsel.
2. Trading Window.
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on day that blackout period under Section 1(a) ends and ending on day that next blackout period under Section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3. Pre-Clearance of Securities Transactions.
(a)All members of the Board of Directors and Executive Staff are required to confer with the General Counsel prior to engaging in any transaction in Company securities. Because these Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing with the General Counsel all

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transactions in the Company’s securities. Such pre-clearing will also assist Company Insiders in complying with their reporting of transactions required under Section 16 of the Securities Exchange Act of 1934, as amended. All Company Insiders are personally liable for and obligated to coordinate with the General Counsel the filing of appropriate reports with the SEC whenever they engage in any trade of a Company security.
(b)Subject to the exception in subsection (c) below, no members of the Board of Directors or Executive Staff may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the General Counsel. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
(c)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period specified therein has expired. However, no trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party carrying out transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the General Counsel.
4. Prohibited Transactions.
(a)Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)Company Insiders, including any such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the General Counsel:
(i)Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)Short sales. Company Insiders may not sell the Company’s securities short;
(iii)Options trading. Company Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)Trading on margin or pledging. Company Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)Hedging. Company Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
5. Acknowledgment and Certification.

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All Covered Persons are required to sign and deliver to the General Counsel an Acknowledgment and Certification in the form attached to this Insider Trading Policy.

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

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